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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement and related Prospectus of Handleman Company on Form S-8 of our report dated June 2, 1998, on our audits of the consolidated financial statements and schedules of Handleman Company and subsidiaries as of May 2, 1998, May 3, 1997 and April 27, 1996, and for each of the year years in the period ended May 2, 1998, which is included in the 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in the Form S-8.



PRICEWATERHOUSECOOPERS LLP


Detroit, Michigan
December 18, 1998